Exhibit 99.1

Exhibit 99.1

CBSH
1000 Walnut Street / Suite 700 / Kansas City, Missouri 64106 / 816.234.2000

FOR IMMEDIATE RELEASE:
Wednesday, January 22, 2020

COMMERCE BANCSHARES, INC. REPORTS FOURTH
QUARTER EARNINGS PER SHARE OF $.93

Commerce Bancshares, Inc. announced earnings of $.93 per common share for the three months ended December 31, 2019, compared to $.91 per share in the same quarter last year and $.93 per share in the prior quarter. Net income attributable to Commerce Bancshares, Inc. for the fourth quarter of 2019 amounted to $106.9 million, compared to $109.7 million in the fourth quarter of 2018 and $109.2 million in the prior quarter. For the quarter, the return on average assets was 1.65%, the return on average common equity was 13.9% and the efficiency ratio was 56.3%.

For the year ended December 31, 2019, earnings per common share totaled $3.58 compared to $3.60 in 2018. Net income attributable to Commerce Bancshares, Inc. amounted to $421.2 million in 2019 compared to $433.5 million last year. For the current year, the return on average assets was 1.67%, and the return on average common equity was 14.1%.

In announcing these results, John Kemper, Chief Executive Officer, said, “Commerce had a strong quarter, benefiting from continuing strength in the economy and in financial markets. We experienced 4% annualized average loan growth this quarter resulting from demand for business loans, primarily commercial and industrial loans, and residential mortgage loans. Fee income totaled $143.5 million this quarter, and included a one-time gain on the sale of our corporate trust business. The corporate trust divestiture will allow Commerce Trust Company to focus on the higher growth core businesses of wealth, investment management, and financial planning services for individual and institutional clients. Excluding the corporate trust business, trust fees grew 8.7% in the fourth quarter of 2019 compared to the same quarter last year. Net interest income contracted slightly in the fourth quarter of 2019 compared to the prior quarter, as yields on our loans followed the decline in interest rates, while loan growth and improved funding costs helped to offset the decline in loan rates.”

Mr. Kemper continued, “This quarter net loan charge-offs totaled $15.2 million, compared to $11.5 million in the prior quarter and $12.1 million in the fourth quarter of 2018, as the overall credit environment remained favorable. The ratio of annualized net loan charge-offs to average loans was .42% in the current quarter, compared to .32% in the previous quarter, and .34% in the fourth quarter of last year. Net loan charge-offs on commercial loans totaled $3.1 million this quarter, mostly the result of a single commercial leasing customer, while net loan charge-offs on personal banking loans increased slightly to $12.1 million. During the current quarter, the provision for loan losses equaled net loan charge-offs, and the allowance for loan losses amounted to $160.7 million at December 31, 2019, or 1.09% of period end loans. Non-performing assets totaled $10.6 million this quarter and remained at very low levels.”

Exhibit 99.1

Total assets at December 31, 2019 were $26.1 billion, total loans were $14.8 billion, and total deposits were $20.5 billion. During the fourth quarter of 2019, the Company distributed a 5% stock dividend on its common stock. The Company also paid an annualized 6% cash dividend on its preferred stock and a cash dividend of $.248 per common share, as restated for the 5% stock dividend.

Commerce Bancshares, Inc. is a regional bank holding company offering a full line of banking services, including payment solutions, investment management and securities brokerage. Commerce Bank, a subsidiary of Commerce Bancshares, Inc., leverages more than 150 years of proven strength and experience to help individuals and businesses solve financial challenges. In addition to offering payment solutions across the U.S., Commerce Bank currently operates full service banking facilities across the Midwest including the St. Louis and Kansas City metropolitan areas, Springfield, Central Missouri, Central Illinois, Wichita, Tulsa, Oklahoma City, and Denver. It also maintains commercial offices in Dallas, Houston, Cincinnati, Nashville, Des Moines, Indianapolis, and Grand Rapids. Commerce delivers high-touch service and sophisticated financial solutions at regional branches, commercial offices, ATMs, online, mobile and through a 24/7 customer service line.

This financial news release, including management's discussion of fourth quarter results, is posted to the Company's web site at www.commercebank.com.
* * * * * * * * * * * * * * *
For additional information, contact
Matthew Burkemper, Investor Relations
at 8000 Forsyth, Mailstop: CBIR-1
Clayton, MO 63105
or by telephone at (314) 746-7485
Web Site: http://www.commercebank.com
Email: matthew.burkemper@commercebank.com

Exhibit 99.1

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
FINANCIAL HIGHLIGHTS

	For the Three Months Ended			For the Year Ended
(Unaudited) (Dollars in thousands, except per share data)	December 31, 2019	September 30, 2019	December 31, 2018	December 31, 2019	December 31, 2018
FINANCIAL SUMMARY
Net interest income	$202,659	$203,512	$212,220	$821,293	$823,825
Non-interest income	143,461	132,743	133,087	524,703	501,341
Total revenue	346,120	336,255	345,307	1,345,996	1,325,166
Investment securities gains (losses), net	(248)	4,909	(7,129)	3,626	(488)
Provision for loan losses	15,206	10,963	12,256	50,438	42,694
Non-interest expense	195,174	191,020	188,625	767,398	737,821
Income before taxes	135,492	139,181	137,297	531,786	544,163
Income taxes	28,214	29,101	26,537	109,074	105,949
Non-controlling interest expense	398	838	1,108	1,481	4,672
Net income attributable to Commerce Bancshares, Inc.	106,880	109,242	109,652	421,231	433,542
Preferred stock dividends	2,250	2,250	2,250	9,000	9,000
Net income available to common shareholders	$104,630	$106,992	$107,402	$412,231	$424,542
Earnings per common share:
Net income — basic	$.94	$.93	$.92	$3.59	$3.61
Net income — diluted	$.93	$.93	$.91	$3.58	$3.60
Effective tax rate	20.88%	21.04%	19.49%	20.57%	19.64%
Tax equivalent net interest income	$206,156	$206,958	$216,281	$835,421	$840,062
Average total interest earning assets (1)	$24,372,575	$23,947,084	$23,974,108	$24,034,631	$23,795,364
Diluted wtd. average shares outstanding	112,011,108	113,249,070	116,308,588	114,066,318	116,713,028

RATIOS
Average loans to deposits (2)	71.73%	72.48%	69.87%	71.54%	69.27%
Return on total average assets	1.65	1.72	1.75	1.67	1.76
Return on average common equity (3)	13.90	14.21	15.85	14.06	16.16
Non-interest income to total revenue	41.45	39.48	38.54	38.98	37.83
Efficiency ratio (4)	56.29	56.66	54.53	56.87	55.58
Net yield on interest earning assets	3.36	3.43	3.58	3.48	3.53

EQUITY SUMMARY
Cash dividends per common share	$.248	$.248	$.213	$.990	$.853
Cash dividends on common stock	$27,933	$27,993	$24,997	$113,466	$100,238
Cash dividends on preferred stock	$2,250	$2,250	$2,250	$9,000	$9,000
Book value per common share (5)	$26.70	$26.27	$23.93
Market value per common share (5)	$67.94	$57.76	$53.69
High market value per common share	$68.65	$58.90	$61.62
Low market value per common share	$54.56	$52.05	$50.86
Common shares outstanding (5)	112,131,549	112,732,983	116,684,959
Tangible common equity to tangible assets (6)	10.99%	10.95%	10.45%
Tier I leverage ratio	11.38%	11.32%	11.52%

OTHER QTD INFORMATION
Number of bank/ATM locations	316	316	320
Full-time equivalent employees	4,858	4,873	4,795

(1)	Excludes allowance for loan losses and unrealized gains/(losses) on available for sale debt securities.

(2)	Includes loans held for sale.

(3)	Annualized net income available to common shareholders divided by average total equity less preferred stock.

(4)	The efficiency ratio is calculated as non-interest expense (excluding intangibles amortization) as a percent of revenue.

(5)	As of period end.

(6)
The tangible common equity ratio is calculated as stockholders’ equity reduced by preferred stock, goodwill and other intangible assets (excluding mortgage servicing rights) divided by total assets reduced by goodwill and other intangible assets (excluding mortgage servicing rights).

All share and per share amounts have been restated to reflect the 5% stock dividend distributed in December 2019.

Exhibit 99.1

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	For the Three Months Ended					For the Year Ended
(Unaudited) (In thousands, except per share data)	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Interest income	$226,665	$231,743	$238,412	$227,865	$232,832	$924,685	$889,201
Interest expense	24,006	28,231	26,778	24,377	20,612	103,392	65,376
Net interest income	202,659	203,512	211,634	203,488	212,220	821,293	823,825
Provision for loan losses	15,206	10,963	11,806	12,463	12,256	50,438	42,694
Net interest income after provision for loan losses	187,453	192,549	199,828	191,025	199,964	770,855	781,131
NON-INTEREST INCOME
Bank card transaction fees	41,079	44,510	42,646	39,644	44,481	167,879	171,576
Trust fees	40,405	39,592	38,375	37,256	37,466	155,628	147,964
Deposit account charges and other fees	24,974	24,032	23,959	23,018	23,887	95,983	94,517
Capital market fees	2,536	1,787	1,944	1,879	1,843	8,146	7,721
Consumer brokerage services	4,139	4,030	3,888	3,747	4,184	15,804	15,807
Loan fees and sales	3,465	4,755	4,238	3,309	3,053	15,767	12,723
Other	26,863	14,037	12,209	12,387	18,173	65,496	51,033
Total non-interest income	143,461	132,743	127,259	121,240	133,087	524,703	501,341
INVESTMENT SECURITIES GAINS (LOSSES), NET	(248)	4,909	(110)	(925)	(7,129)	3,626	(488)
NON-INTEREST EXPENSE
Salaries and employee benefits	126,901	123,836	120,062	122,128	120,517	492,927	468,194
Net occupancy	12,218	12,293	11,145	11,501	11,711	47,157	46,044
Equipment	4,859	4,941	4,790	4,471	4,508	19,061	18,125
Supplies and communication	4,851	5,106	5,275	5,162	5,095	20,394	20,637
Data processing and software	23,934	23,457	23,248	22,260	22,216	92,899	85,978
Marketing	3,951	6,048	6,015	5,900	5,602	21,914	20,548
Deposit insurance	1,652	1,621	1,693	1,710	1,796	6,676	11,546
Community service	438	564	641	803	480	2,446	2,445
Other	16,370	13,154	16,910	17,490	16,700	63,924	64,304
Total non-interest expense	195,174	191,020	189,779	191,425	188,625	767,398	737,821
Income before income taxes	135,492	139,181	137,198	119,915	137,297	531,786	544,163
Less income taxes	28,214	29,101	28,899	22,860	26,537	109,074	105,949
Net income	107,278	110,080	108,299	97,055	110,760	422,712	438,214
Less non-controlling interest expense (income)	398	838	328	(83)	1,108	1,481	4,672
Net income attributable to Commerce Bancshares, Inc.	106,880	109,242	107,971	97,138	109,652	421,231	433,542
Less preferred stock dividends	2,250	2,250	2,250	2,250	2,250	9,000	9,000
Net income available to common shareholders	$104,630	$106,992	$105,721	$94,888	$107,402	$412,231	$424,542
Net income per common share — basic	$.94	$.93	$.91	$.81	$.92	$3.59	$3.61
Net income per common share — diluted	$.93	$.93	$.91	$.81	$.91	$3.58	$3.60

OTHER INFORMATION
Return on total average assets	1.65%	1.72%	1.73%	1.58%	1.75%	1.67%	1.76%
Return on average common equity (1)	13.90	14.21	14.46	13.64	15.85	14.06	16.16
Efficiency ratio (2)	56.29	56.66	55.88	58.76	54.53	56.87	55.58
Effective tax rate	20.88	21.04	21.11	19.05	19.49	20.57	19.64
Net yield on interest earning assets	3.36	3.43	3.61	3.52	3.58	3.48	3.53
Tax equivalent net interest income	$206,156	$206,958	$215,203	$207,104	$216,281	$835,421	$840,062

(1)	Annualized net income available to common shareholders divided by average total equity less preferred stock.

(2)	The efficiency ratio is calculated as non-interest expense (excluding intangibles amortization) as a percent of revenue.

Exhibit 99.1

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS - PERIOD END

(Unaudited) (In thousands)	December 31, 2019	September 30, 2019	December 31, 2018
ASSETS
Loans
Business	$5,565,449	$5,393,268	$5,106,427
Real estate — construction and land	899,377	932,737	869,659
Real estate — business	2,833,554	2,833,146	2,875,788
Real estate — personal	2,354,760	2,226,663	2,127,083
Consumer	1,964,145	1,953,690	1,955,572
Revolving home equity	349,251	349,111	376,399
Consumer credit card	764,977	766,743	814,134
Overdrafts	6,304	7,236	15,236
Total loans	14,737,817	14,462,594	14,140,298
Allowance for loan losses	(160,682)	(160,682)	(159,932)
Net loans	14,577,135	14,301,912	13,980,366
Loans held for sale	13,809	20,064	20,694
Investment securities:
Available for sale debt securities	8,571,626	8,660,419	8,538,041
Trading debt securities	28,161	35,918	27,059
Equity securities	4,209	4,186	4,409
Other securities	137,892	147,211	129,157
Total investment securities	8,741,888	8,847,734	8,698,666
Federal funds sold and short-term securities purchased under agreements to resell	—	2,850	3,320
Long-term securities purchased under agreements to resell	850,000	850,000	700,000
Interest earning deposits with banks	395,850	344,129	689,876
Cash and due from banks	491,615	512,254	507,892
Premises and equipment — net	370,637	365,949	333,119
Goodwill	138,921	138,921	138,921
Other intangible assets — net	9,534	9,139	8,794
Other assets	476,400	483,527	382,194
Total assets	$26,065,789	$25,876,479	$25,463,842
LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Non-interest bearing	$6,890,687	$6,816,527	$6,980,298
Savings, interest checking and money market	11,621,716	11,424,404	11,685,239
Certificates of deposit of less than $100,000	626,157	627,630	586,091
Certificates of deposit of $100,000 and over	1,381,855	1,441,590	1,072,031
Total deposits	20,520,415	20,310,151	20,323,659
Federal funds purchased and securities sold under agreements to repurchase	1,850,772	1,641,274	1,956,389
Other borrowings	2,418	257,383	8,702
Other liabilities	553,712	561,657	237,943
Total liabilities	22,927,317	22,770,465	22,526,693
Stockholders’ equity:
Preferred stock	144,784	144,784	144,784
Common stock	563,978	559,432	559,432
Capital surplus	2,151,464	2,042,643	2,084,824
Retained earnings	201,562	463,231	241,163
Treasury stock	(37,548)	(251,663)	(34,236)
Accumulated other comprehensive income (loss)	110,444	144,173	(64,669)
Total stockholders’ equity	3,134,684	3,102,600	2,931,298
Non-controlling interest	3,788	3,414	5,851
Total equity	3,138,472	3,106,014	2,937,149
Total liabilities and equity	$26,065,789	$25,876,479	$25,463,842

Exhibit 99.1

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
AVERAGE BALANCE SHEETS

(Unaudited) (In thousands)	For the Three Months Ended
	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018
ASSETS:
Loans:
Business	$5,362,020	$5,263,312	$5,142,794	$5,084,920	$5,028,635
Real estate — construction and land	901,367	920,206	908,777	907,062	953,166
Real estate — business	2,820,189	2,883,379	2,868,503	2,864,177	2,757,595
Real estate — personal	2,283,530	2,175,156	2,135,048	2,119,365	2,122,357
Consumer	1,961,631	1,924,434	1,907,979	1,929,202	1,962,401
Revolving home equity	347,527	354,040	361,673	370,962	374,216
Consumer credit card	749,056	763,377	766,080	781,167	788,353
Overdrafts	18,322	9,240	4,889	4,205	5,277
Total loans	14,443,642	14,293,144	14,095,743	14,061,060	13,992,000
Allowance for loan losses	(159,776)	(160,387)	(161,403)	(159,275)	(158,880)
Net loans	14,283,866	14,132,757	13,934,340	13,901,785	13,833,120
Loans held for sale	15,363	19,882	20,731	18,350	18,475
Investment securities:
U.S. government and federal agency obligations	826,702	825,544	843,974	909,466	923,545
Government-sponsored enterprise obligations	184,973	181,929	199,506	199,480	214,913
State and municipal obligations	1,207,584	1,172,259	1,222,008	1,283,349	1,361,079
Mortgage-backed securities	4,685,794	4,712,508	4,614,703	4,360,428	4,379,805
Asset-backed securities	1,258,297	1,297,685	1,412,452	1,525,623	1,518,706
Other debt securities	331,167	334,218	331,459	335,612	339,841
Unrealized gain (loss) on debt securities	149,591	152,706	42,009	(48,925)	(166,181)
Total available for sale debt securities	8,644,108	8,676,849	8,666,111	8,565,033	8,571,708
Trading debt securities	32,518	29,622	30,169	25,411	26,322
Equity securities	4,200	4,705	4,717	4,568	4,432
Other securities	141,501	134,896	130,433	130,057	127,634
Total investment securities	8,822,327	8,846,072	8,831,430	8,725,069	8,730,096
Federal funds sold and short-term securities purchased under agreements to resell	714	1,080	1,601	4,797	14,415
Long-term securities purchased under agreements to resell	849,986	713,030	700,000	700,000	699,999
Interest earning deposits with banks	390,134	226,582	331,999	316,660	352,942
Other assets	1,315,395	1,292,191	1,251,555	1,197,261	1,158,816
Total assets	$25,677,785	$25,231,594	$25,071,656	$24,863,922	$24,807,863

LIABILITIES AND EQUITY:
Non-interest bearing deposits	$6,552,862	$6,290,036	$6,335,620	$6,324,738	$6,666,715
Savings	924,282	924,581	929,974	896,378	870,844
Interest checking and money market	10,618,347	10,409,111	10,642,648	10,762,550	10,840,048
Certificates of deposit of less than $100,000	626,944	620,138	605,440	590,200	584,828
Certificates of deposit of $100,000 and over	1,434,309	1,503,805	1,378,402	1,267,517	1,090,546
Total deposits	20,156,744	19,747,671	19,892,084	19,841,383	20,052,981
Borrowings:
Federal funds purchased and securities sold under agreements to repurchase	1,836,982	1,884,939	1,793,526	1,771,534	1,655,997
Other borrowings	94,471	77,248	1,318	1,248	1,335
Total borrowings	1,931,453	1,962,187	1,794,844	1,772,782	1,657,332
Other liabilities	458,094	390,560	307,433	284,018	264,449
Total liabilities	22,546,291	22,100,418	21,994,361	21,898,183	21,974,762
Equity	3,131,494	3,131,176	3,077,295	2,965,739	2,833,101
Total liabilities and equity	$25,677,785	$25,231,594	$25,071,656	$24,863,922	$24,807,863

Exhibit 99.1

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
AVERAGE RATES

(Unaudited)	For the Three Months Ended
	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018
ASSETS:
Loans:
Business (1)	3.59%	3.85%	4.02%	4.07%	3.93%
Real estate — construction and land	5.05	5.46	5.63	5.73	5.47
Real estate — business	4.22	4.42	4.60	4.61	4.53
Real estate — personal	3.85	3.91	3.97	4.00	3.87
Consumer	4.76	4.88	4.77	4.73	4.62
Revolving home equity	4.76	5.17	5.20	5.17	4.98
Consumer credit card	12.11	12.42	12.33	12.18	11.91
Overdrafts	—	—	—	—	—
Total loans	4.47	4.71	4.82	4.85	4.72
Loans held for sale	5.32	6.15	6.98	7.38	6.59
Investment securities:
U.S. government and federal agency obligations	2.16	2.36	4.66	.78	1.90
Government-sponsored enterprise obligations	2.17	2.69	2.32	2.35	2.24
State and municipal obligations (1)	3.05	3.14	3.18	3.19	3.06
Mortgage-backed securities	2.72	2.61	2.70	2.76	2.75
Asset-backed securities	2.62	2.80	2.79	2.70	2.55
Other debt securities	2.82	2.63	2.68	2.69	2.60
Total available for sale debt securities	2.69	2.69	2.97	2.59	2.65
Trading debt securities (1)	2.81	2.91	3.14	3.24	3.21
Equity securities (1)	49.40	35.67	35.97	37.55	39.92
Other securities (1)	6.58	6.19	6.69	5.73	15.51
Total investment securities	2.78	2.76	3.04	2.66	2.86
Federal funds sold and short-term securities purchased under agreements to resell	2.22	2.57	2.76	2.79	2.56
Long-term securities purchased under agreements to resell	2.26	2.01	2.11	2.18	2.31
Interest earning deposits with banks	1.61	2.17	2.40	2.42	2.28
Total interest earning assets	3.75	3.90	4.05	3.93	3.92

LIABILITIES AND EQUITY:
Interest bearing deposits:
Savings	.11	.11	.11	.11	.11
Interest checking and money market	.35	.38	.38	.35	.30
Certificates of deposit of less than $100,000	1.16	1.11	1.01	.87	.70
Certificates of deposit of $100,000 and over	1.79	1.99	2.02	1.92	1.61
Total interest bearing deposits	.52	.58	.55	.51	.41
Borrowings:
Federal funds purchased and securities sold under agreements to repurchase	1.20	1.74	1.80	1.72	1.60
Other borrowings	2.05	2.33	1.52	1.62	2.67
Total borrowings	1.25	1.76	1.80	1.72	1.60
Total interest bearing liabilities	.61%	.73%	.70%	.65%	.54%

Net yield on interest earning assets	3.36%	3.43%	3.61%	3.52%	3.58%
(1) Stated on a tax equivalent basis using a federal income tax rate of 21%.

Exhibit 99.1

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CREDIT QUALITY

	For the Three Months Ended					For the Year Ended
(Unaudited) (In thousands, except per share data)	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018	December 31, 2019	December 31, 2018
ALLOWANCE FOR LOAN LOSSES
Balance at beginning of period	$160,682	$161,182	$160,682	$159,932	$159,732	$159,932	$159,532
Provision for losses	15,206	10,963	11,806	12,463	12,256	50,438	42,694
Net charge-offs (recoveries):
Commercial portfolio:
Business	3,036	335	284	447	1,748	4,102	2,102
Real estate — construction and land	—	—	(101)	(16)	(183)	(117)	(635)
Real estate — business	35	(44)	(14)	(37)	(91)	(60)	(378)
	3,071	291	169	394	1,474	3,925	1,089
Personal banking portfolio:
Consumer credit card	8,829	8,568	9,066	8,958	7,421	35,421	30,578
Consumer	2,838	2,069	1,723	1,924	2,805	8,554	9,286
Overdraft	507	446	253	317	500	1,523	1,621
Real estate — personal	6	(30)	(21)	101	(144)	56	(335)
Revolving home equity	(45)	119	116	19	—	209	55
	12,135	11,172	11,137	11,319	10,582	45,763	41,205
Total net loan charge-offs	15,206	11,463	11,306	11,713	12,056	49,688	42,294
Balance at end of period	$160,682	$160,682	$161,182	$160,682	$159,932	$160,682	$159,932

NET CHARGE-OFF RATIOS*
Commercial portfolio:
Business	.22%	.03%	.02%	.04%	.14%	.08%	.04%
Real estate — construction and land	—	—	(.04)	(.01)	(.08)	(.01)	(.07)
Real estate — business	—	(.01)	—	(.01)	(.01)	—	(.01)
	.13	.01	.01	.02	.07	.04	.01
Personal banking portfolio:
Consumer credit card	4.68	4.45	4.75	4.65	3.73	4.63	3.98
Consumer	.57	.43	.36	.40	.57	.44	.46
Overdraft	10.98	19.15	20.76	30.57	37.59	16.55	33.93
Real estate — personal	—	(.01)	—	.02	(.03)	—	(.02)
Revolving home equity	(.05)	.13	.13	.02	—	.06	.01
	.90	.85	.86	.88	.80	.87	.78
Total	.42%	.32%	.32%	.34%	.34%	.35%	.30%

CREDIT QUALITY RATIOS
Non-performing assets to total loans	.07%	.08%	.08%	.09%	.10%
Non-performing assets to total assets	.04	.05	.05	.05	.05
Allowance for loan losses to total loans	1.09	1.11	1.13	1.14	1.13

NON-PERFORMING ASSETS
Non-accrual loans:
Business	$7,489	$7,753	$8,428	$8,569	$8,985
Real estate — construction and land	2	3	3	4	4
Real estate — business	1,030	2,359	950	1,746	1,715
Real estate — personal	1,699	1,618	1,752	1,848	1,832
Total	10,220	11,733	11,133	12,167	12,536
Foreclosed real estate	365	502	897	737	1,413
Total non-performing assets	$10,585	$12,235	$12,030	$12,904	$13,949
Loans past due 90 days and still accruing interest	$19,859	$16,308	$16,532	$16,655	$16,658
*as a percentage of average loans (excluding loans held for sale)

Exhibit 99.1
COMMERCE BANCSHARES, INC.
Management Discussion of Fourth Quarter Results
December 31, 2019

For the quarter ended December 31, 2019, net income attributable to Commerce Bancshares, Inc. (net income) amounted to $106.9 million, compared to $109.2 million in the previous quarter and $109.7 million in the same quarter last year. The decrease in net income from the previous quarter was primarily the result of net losses on investment securities coupled with higher loan loss provision and non-interest expense, partly offset by higher non-interest income. Non-interest income increased $10.7 million this quarter, and included a one-time gain of $11.5 million resulting from the sale of our corporate trust business. Net interest margin declined seven basis points to 3.36%, mainly due to lower rates on loans. Average loans increased $146.0 million over the previous quarter, while average deposits increased $409.1 million. For the quarter, the return on average assets was 1.65%, the return on average common equity was 13.9%, and the efficiency ratio was 56.3%.

Balance Sheet Review
During the 4th quarter of 2019, average loans totaled $14.5 billion and grew $448.5 million, or 3.2%, over the same quarter last year. Period-end loans grew $269.0 million over the prior quarter and $590.6 million over December 31, 2018. Compared to the previous quarter, average personal real estate loans grew $108.4 million and business loans grew $98.7 million. Average consumer loans also grew this quarter (growth of $37.2 million). This growth was partly offset by declines in average business real estate, construction, and consumer credit card lending activities. Growth in business loans was mostly the result of increased commercial and industrial lending activities. Personal real estate loans grew on higher loan originations during the 4th quarter of 2019 compared to the previous quarter. Growth in average consumer loans was driven by higher demand for auto, health services financing, and other consumer lending. During the current quarter, the Company sold certain fixed rate personal real estate loans totaling $61.5 million, compared to $71.5 million in the prior quarter.

Total average available for sale debt securities decreased $32.7 million from the previous quarter to $8.6 billion, at fair value. The decrease in investment securities was mainly the result of declines in average asset-backed securities and mortgage-backed securities, partially offset by growth in average state and municipal obligations. Purchases of securities during the quarter totaled $510.8 million, and sales, maturities and pay downs were $565.1 million. At December 31, 2019, the duration of the investment portfolio was 3.0 years, and maturities and pay downs of approximately $1.3 billion are expected to occur during the next 12 months.

Total average deposits increased $409.1 million this quarter compared to the previous quarter. The increase in average deposits mostly resulted from growth in business demand deposits ($263.1 million) and interest checking deposits ($113.4 million). These increases were partially offset by a decline in certificates of deposit ($62.7 million). Compared to the previous quarter, total average commercial, wealth (including private banking), and consumer deposits increased $232.9 million, $107.2 million, and $53.7 million, respectively. The average loans to deposits ratio was 71.7% in the current quarter and 72.5% in the prior quarter. The Company’s average borrowings, which includes customer repurchase agreements, were $1.9 billion in the 4th quarter of 2019 and $2.0 billion in the prior quarter.

Net Interest Income
Net interest income in the 4th quarter of 2019 amounted to $202.7 million compared to $203.5 million in the previous quarter, a decrease of $853 thousand. On a tax equivalent basis, net interest income for the current quarter decreased $802 thousand from the previous quarter to $206.2 million. Inflation income on inflation protected securities (TIPs) declined $419 thousand this quarter. Excluding changes in TIPs, net interest income decreased $383 thousand, while the adjusted net yield on earning assets (tax equivalent) decreased to 3.33%, compared to 3.40% in the prior quarter.

Compared to the previous quarter, interest income on loans (tax equivalent) decreased $6.7 million, mostly as a result of lower loan balances and yields on business real estate, construction, and consumer credit card loans, combined with lower yields on business loans.  These decreases were partly offset by higher volume on personal real estate and business loans.  The average tax equivalent yield on the loan portfolio declined 24 basis points this quarter to 4.47%, compared to 4.71% in the previous quarter, as yields contracted, more than offsetting the volume growth experienced this quarter.

Interest income on investment securities (tax equivalent) increased $213 thousand over the previous quarter, mainly due to a $1.1 million adjustment for slowing prepayment speeds for mortgage-backed and asset backed securities, partly offset by lower inflation income on TIPs, as noted above. The yield on total investment securities was 2.78% in the current quarter, up from 2.76% in the previous quarter.

Interest costs on deposits totaled 52 basis points in the 4th quarter of 2019, compared to 58 basis points in the prior quarter. Interest expense on deposits decreased $1.6 million this quarter compared to the previous quarter mainly due to lower rates and balances on certificates of deposit greater than $100,000 and lower rates on interest checking and money market deposit accounts. Borrowing costs decreased $2.7 million, or 51 basis points, to 1.25% this quarter due to lower rates paid on customer repurchase agreements and lower balances and rates on federal funds purchased. The overall rate paid on interest bearing liabilities was .61% in the current quarter, compared to .73% in the prior quarter.

Non-Interest Income
In the 4th quarter of 2019, total non-interest income amounted to $143.5 million, an increase of $10.4 million, or 7.8%, compared to the same period last year and increased $10.7 million, or 8.1%, compared to the prior quarter. The increase in non-interest income over the same period last year was due to the sale of our corporate trust business, growth in trust fees, deposit account fees, and swap fees, partly offset by lower net bank card fees.

Total net bank card fees in the current quarter declined $3.4 million, or 7.6%, from the same period last year, and decreased $3.4 million, or 7.7%, compared to the prior quarter. Net corporate card fees decreased $4.0 million, or 15.3%, from the same quarter last year mainly due to lower interchange income and higher rewards expense. Net credit card fees decreased $278 thousand, or 7.3%, mostly on higher rewards expense, while net debit card fees increased $198 thousand, or 1.9%, due to lower network expense. Net merchant income increased $672 thousand, or 15.4%, mainly due to higher interchange income and lower network expense. Total net bank card fees this quarter were comprised of fees on

COMMERCE BANCSHARES, INC.                                Exhibit 99.1
Management Discussion of Fourth Quarter Results
December 31, 2019

corporate card ($22.1 million), debit card ($10.4 million), merchant ($5.0 million) and credit card ($3.6 million) transactions.

In the current quarter, trust fees increased $2.9 million, or 7.8%, over the same period last year, resulting from continued growth in private client fee income. Compared to the same period last year, deposit account fees increased $1.1 million, or 4.6%, due to growth in corporate cash management fees, partially offset by lower overdraft fees.

During the 4th quarter of 2019, loan fees and sales increased $412 thousand, or 13.5%, over amounts recorded in the same quarter last year, mainly due to higher mortgage banking revenue. In addition, other non-interest income grew $8.7 million and included growth of $1.0 million in swap fees, $676 thousand in cash sweep fees, and the aforementioned $11.5 million gain on the sale of our corporate trust business. These increases were partially offset by lower tax credit sales of $1.2 million and a $7.7 million net gain on the disposition of branch properties recorded in the 4th quarter of last year. Excluding the gain on the sale of the corporate trust business, non-interest income comprised 39.4% of the Company’s total revenue this quarter.

Investment Securities Gains and Losses
The Company recorded net securities losses of $248 thousand in the current quarter, compared to gains of $4.9 million in the prior quarter and losses of $7.1 million in the 4th quarter of 2018. Net securities losses in the current quarter resulted mainly from sales of investment securities, partly offset by proceeds received on an equity investment and unrealized fair value gains in the Company’s private equity investment portfolio.

Non-Interest Expense
Non-interest expense for the current quarter amounted to $195.2 million, compared to $188.6 million in the same period last year and $191.0 million in the prior quarter. The increase in non-interest expense compared to the same period last year was mainly due to higher salaries and employee benefits and data processing and software expense, partially offset by lower marketing expense.

Compared to the 4th quarter of last year, salaries and employee benefits expense increased $6.4 million, or 5.3%, driven mainly by growth in full-time salary costs and higher medical expense. Full-time equivalent employees totaled 4,858 and 4,795 at December 31, 2019 and 2018, respectively.

For the current quarter compared to the same quarter of last year, marketing costs decreased $1.7 million mainly due to increased marketing efforts in the prior year for consumer deposit customers. Data processing and software expense increased $1.7 million due to higher costs for service providers and bank card processing expense. Occupancy expense also increased $507 thousand.

Income Taxes
The effective tax rate for the Company was 20.9% in the current quarter, 21.0% in the previous quarter, and 19.5% in the 4th quarter of 2018.

Credit Quality
Net loan charge-offs in the 4th quarter of 2019 amounted to $15.2 million, compared to $11.5 million in the prior quarter and $12.1 million in the same period last year. The ratio of annualized net loan charge-offs to total average loans was .42% in the current quarter, compared to .32% in the previous quarter and .34% in the 4th quarter of last year. Compared to the prior quarter, net loan charge-offs on commercial loans increased $2.8 million to $3.1 million, while net loan charge-offs on personal banking loans increased $963 thousand to $12.1 million. The increase in commercial loan charge-offs this quarter was primarily the result of a single leasing customer.

In the 4th quarter of 2019, annualized net loan charge-offs on average consumer credit card loans were 4.68%, compared to 4.45% in the previous quarter, and 3.73% in the same quarter last year. Consumer loan net charge-offs were .57% of average consumer loans in the current quarter, .43% in the prior quarter and .57% in the same quarter last year. This quarter, the provision for loan losses equaled the net loan charge-offs, and at December 31, 2019, the allowance totaled $160.7 million, or 1.09% of total loans.

At December 31, 2019, total non-performing assets amounted to $10.6 million, a decrease of $1.7 million from the previous quarter. Non-performing assets are comprised of non-accrual loans and foreclosed real estate ($10.2 million and $365 thousand, respectively). At December 31, 2019, the balance of non-accrual loans, which represented .07% of loans outstanding, included business loans of $7.5 million, business real estate loans of $1.0 million, and personal real estate loans of $1.7 million. Loans more than 90 days past due and still accruing interest totaled $19.9 million at December 31, 2019.

Other
During the 4th quarter of 2019, the Company distributed a 5% stock dividend on its common stock and paid a cash dividend of $.248 per common share (as restated for the stock dividend), representing a 16% increase over the same period last year. The Company also paid an annualized 6% cash dividend on its preferred stock. In August 2019, the Company entered into an accelerated stock repurchase (ASR) program totaling $150.0 million and received approximately 75% of the total shares expected to be delivered in the overall ASR program. On December 26, 2019, the ASR program was completed according to its contract terms and the Company received an additional 438,009 shares, based on the average price of its common stock during the repurchase period. Additionally, the Company purchased 229,313 shares of treasury stock during the current quarter at an average price of $65.12.

Forward Looking Information
This information contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include future financial and operating results, expectations, intentions and other statements that are not historical facts. Such statements are based on current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements.